                                                                     EXHIBIT 2.5


                               PURCHASE AGREEMENT


         THIS AGREEMENT is made as of the 26th day of August, 1996, between Krause's Furniture, Inc. (the "Company"), a Delaware corporation, with its principal offices at 200 North Berry Street, Brea, California 92621-3903 and the purchaser whose name and address is set forth on the signature page (the "Purchaser").

         IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

         SECTION 1. Authorization of Sale of the Common Stock. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of at least 7,000,000 shares of its Common Stock, par value $.001 per share (the "Common Stock"), at a purchase price of U.S. $1.00 per share.

         SECTION 2. Agreement to Sell and Purchase the Common Stock. At the Closing (as defined in Section 3), the Company will sell to the Purchaser, and the Purchaser will buy from the Company, upon the terms and conditions set forth herein, the aggregate number of shares of Common Stock shown below:

                 Number of Shares                     Aggregate
                 of Common Stock                   Purchase Price





         The Company proposes to enter into substantially this same form of purchase agreement with certain other investors (the "Other Purchasers") and expects to complete sales of shares of Common Stock to them. The Purchaser and the Other Purchasers are hereinafter sometimes collectively referred to as the "Purchasers," and this Agreement and the agreements executed by the Other Purchasers are hereinafter sometimes collectively referred to as the "Purchase Agreements." In addition, the Company also proposes to enter into a Securities Purchase Agreement with General Electric Capital Corporation ("GECC") pursuant to which GECC shall agree to acquire (i) five million shares of the Company's Common Stock par value $.001 per share (the "Common Stock"), at an aggregate purchase price of $5,000,000, (ii) the Company's 10% Subordinated Pay-In-Kind Notes due August 31, 2001 (the "Notes"), in the initial aggregate principal amount of $5,000,000 and (iii) in connection with the sale of the Notes, a warrant (the "Warrant") to purchase 1,400,000 shares of Common Stock (the "Securities Purchase Agreement"). The Purchase Agreements and the Securities Purchase Agreement are hereinafter sometimes collectively referred to as the "Agreements."

         SECTION 3. The Closing. The closing (the "Closing") of the purchase and sale of the Common Stock and the other transactions contemplated hereunder shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, New York, New York, at 9:00 a.m. local time on or before August 26, 1996, or such later date as the parties hereto may agree (the "Closing Date").

         3.1.  Delivery of the Common Stock at the Closing.  Within thirty
(30) business days of the Closing, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser, representing the number of shares of Common Stock set forth in Section 2 above. The name(s) in which the stock certificates are to be registered are set forth in the Stock Certificate Questionnaire attached hereto as Appendix I. The Company's obligation to complete the issuance and sale of the Common Stock and deliver such stock certificate(s) to the Purchaser at the Closing shall be subject to the following conditions: (a) concurrent closing of the transactions contemplated by the Securities Purchase Agreement; (b) completion of the purchases and sales pursuant to the Purchase Agreements with the Purchaser and the Other Purchasers of at least 7,000,000 shares of Common Stock at a purchase price of U.S. $1.00 per share; (c) receipt by the Company of (i) New York Clearing House (next day) funds in the full amount of the purchase price for the Common Stock being purchased hereunder and/or (ii) if all or part of the purchase price for any Common Stock is being paid by the exchange and cancellation of any promissory notes evidencing outstanding indebtedness of the Company, and any interest accrued and payable thereon, as referred to in subsection 3.2 hereto, an Agreement of Cancellation and Exchange Relating to Certain Notes in substantially the form of Exhibit A attached hereto (the "Cancellation and Exchange Agreement"), relating to such promissory notes, as executed by the Purchaser, together with the promissory notes referred to therein, provided that the aggregate purchase price received by the Company under clauses (i) and
(ii) shall be at least $7,000,000; (d) certain of the Purchasers and GECC, as specified in and required by the Securities Purchase Agreement, shall have entered into a Stockholders Agreement, in substantially the form of Exhibit B attached hereto (the "Stockholders Agreement"); and (e) the accuracy in all material respects of the representations and warranties made by the Purchasers and the fulfillment in all material respects of those undertakings of the Purchasers to be fulfilled prior to the Closing. The Purchaser's obligation to accept delivery of such stock certificate(s) and to pay for the Common Stock evidenced thereby shall be subject to the following conditions: (u) execution by the Company of that certain employment agreement between the Company and Philip M. Hawley; (v) concurrent closing of the transactions contemplated pursuant to the Securities Purchase Agreement;
(w) completion of the purchases and sales pursuant to the Purchaser Agreements with the Purchaser and the Other Purchasers of 7,000,000 shares of Common Stock at a purchase price of U.S. $1.00 per share; (x) certain of the Purchasers and GECC, as specified in and required by the Securities Purchase Agreement, shall have entered into the Stockholders Agreement; (y) the Company shall have entered into a Registration Rights Agreement in substantially the form of Exhibit C attached hereto; and (z) the accuracy in all material respects of the representations and warranties made by the Company herein and the fulfillment in all material respects of those undertakings of the Company to be fulfilled prior to Closing.

         3.2.  Cancellation of Certain Indebtedness.  On or before the
Closing Date, the Company shall enter into a Cancellation and Exchange Agreements with (a) Edson Investments Inc. ("Edson"), the holder of (i) a Demand Promissory Note in the aggregate principal amount of $1,500,000, issued to it by the Company, dated May 21, 1996, and (ii) a Demand Promissory Note in the aggregate principal amount of U.S. $500,000, dated July 2, 1996, and (b) each holder (together with Edson, each a "Note Holder") of Series 1996-I or Series 1996-II Convertible Promissory Notes, which are currently outstanding in the aggregate principal amount of $950,000, whereby such aforementioned indebtedness of the Company, including any interest accrued and payable thereon, shall be canceled in exchange for shares of Common Stock. Each Note Holder shall receive the number of shares of Common Stock equal to (x) the sum of (i) the aggregate principal amount of indebtedness of the Company held by such Note Holder and (ii) any interest accrued and payable thereon divided by
(y) the Common Stock purchase price of U.S. $1.00 per share.

         SECTION 4. Representations, Warranties and Covenants. The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

         4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the operations of the Company and its subsidiaries, taken as a whole.

         4.2. Authorized Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of: (a) thirty-five million (35,000,000) shares of Common Stock, of which four million one hundred twenty thousand eight hundred and ten (4,120,810) shares are validly issued and outstanding, fully paid and nonassessable, and warrants to purchase one hundred eighty-five thousand seven hundred and one shares (185,701) of Common

Stock and options to purchase one hundred ninety-one thousand six hundred and fourteen (191,614) shares of Common Stock are validly issued and outstanding, fully paid and nonassessable; and (b) six hundred and sixty-six thousand six hundred and sixty-seven (666,667) shares of Preferred Stock, par value $.001 per share, designated as Series A Preferred Stock (two hundred thousand (200,000) shares) and Series B Preferred Stock (forty-four thousand four hundred and forty-four (44,444) shares), of which one hundred seventeen thousand six hundred and ninety-four (117,694) shares of Series A Preferred Stock are validly issued and outstanding, fully paid and nonassessable and no shares of Series B Preferred Stock are outstanding.

         4.3. Due Execution, Delivery and Performance of the Agreements. The Company's execution, delivery and performance of the Agreements, issuance of the Common Stock, and execution, delivery and performance of the Stockholders Agreement (a) have been duly authorized under Delaware law by all requisite corporate action by the Company, and (b) will not violate any law or the Certificate of Incorporation or Bylaws of the Company or any provision of any indenture, mortgage, agreement, contract or other instrument to which the Company is a party or by which the Company or any of its properties or assets is bound as of the date hereof, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any nature whatsoever, upon any properties or assets of the Company. Upon their execution and delivery, and assuming the valid execution thereof by the respective Purchasers, the Agreements will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4. Issuance, Sale and Delivery of the Common Stock. When issued and delivered by the Company and paid for by the Purchasers, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         4.5. Additional Representations and Warranties. In addition to the representations and warranties made by the Company in this Section 4, the Purchaser may rely upon the representations and warranties made by the Company in Section 2 of the Securities Purchase Agreement and such representations shall hereby be made a part of this Agreement.

         SECTION 5. Representations, Warranties and Covenants of the Purchaser. (a) The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Common Stock, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the shares of Common Stock; (ii) the Purchaser is acquiring the number of shares of Common Stock set forth in Section 2 above in the ordinary course of its business and for its own account for investment (as defined for purposes of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the regulations thereunder) only and with no present intention of distributing any of such shares of Common Stock or any arrangement or understanding with any other persons regarding the distribution of such shares of Common Stock, subject to its right to resell the shares of Common Stock as provided in the following clause (iii); (iii) the Purchaser will not offer, sell or otherwise transfer any shares of Common Stock except (A) to Krause's Furniture, Inc., (B) pursuant to a registration statement which has been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), or (C) in accordance with Rule 144 under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act (which shall be confirmed in an opinion of counsel acceptable in form and substance to the Company if the Company so requests) and, in each case, in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction; (iv) the purchase of shares of Common Stock by the Purchaser either (A) is being funded solely out of an insurance company general investment account which exclusively supports either (1) contracts not issued to any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title 1 of ERISA or any "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or (2) policies which constitute "guaranteed benefit policies" under Section 401(b)(2) of ERISA, or as to which no such plan or plans maintained by any employer and its affiliates has an interest as a contractholder (as measured by the amount of reserves arising from the contract held by the plan or plans, determined under Section 807(d) of the Code) which exceeds 10% of the total liabilities of the general account; (B) is not being funded with the assets of any (1) "employee benefit plan" within the meaning of Section 3(3) of ERISA which is subject to Title 1 of ERISA, (2) "plan" within the meaning of Section 4975 of the Code or (3) entity deemed to hold "plan assets" within the meaning of 29 C.F.R Section 25103-101 of any such employee benefit plan or plans; or (C) is not a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code because the Purchaser has an exemption from such prohibited transaction rules for the purchase and holding of the Common Stock; (v) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any shares of Common Stock except in compliance with the Securities Act and the rules and regulations promulgated thereunder;
(vi) the Purchaser has completed or caused to be completed the Stock Certificate Questionnaire, attached hereto as Appendix I, and the answers thereto are true and correct to the best knowledge of the Purchaser as of the date hereof; (vii) the Purchaser has, in connection with its decision to purchase the number of shares of Common Stock set forth in Section 2 above, relied solely upon the representations and warranties of the Company contained herein (including, without limitation, the representations and warranties incorporated by reference as specified in Section 4.5 above); (viii) the Purchaser is an "accredited investor" within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act; (ix) the Purchaser understands that the shares of Common Stock will contain a legend to the following effect:

         "THIS SECURITY HAS BEEN ACQUIRED BY THE HOLDER FOR THE PURPOSE OF INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION. THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 'SECURITIES ACT'), OR ANY STATE SECURITIES LAWS AND NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE COMPANY THAT: (I) IT HAS ACQUIRED A 'RESTRICTED' SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO KRAUSE'S FURNITURE, INC., (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (C) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (WHICH SHALL BE CONFIRMED IN AN OPINION OF COUNSEL ACCEPTABLE IN FORM AND SUBSTANCE TO THE ISSUER OF THIS SECURITY IF THE ISSUER SO REQUESTS) AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE;"

and (x) if the Purchaser has entered into the Stockholders Agreement, the Purchaser understands that the stock certificates representing the shares of Common Stock issued and sold hereby will contain a legend to the following effect:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 26, 1996, AS FROM TIME TO TIME AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM KRAUSE'S FURNITURE, INC."

         (b) The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the stock certificates for the Common Stock delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of shares of Common Stock being purchased and the payment therefor.

         SECTION 7. Broker's Fee. Each of the parties hereto hereby represents that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of the Common Stock to the Purchaser.

         SECTION 8. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, telecopier, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed or if telecopied, when receipt is acknowledged, and shall be delivered as addressed as follows:

         (a)     if to the Company, to:

                          Krause's Furniture, Inc.
                          200 North Berry Street
                          Brea, California 92621-3903
                          Attention:  Robert G. Sharpe,
                                      Executive Vice President
                          Telecopier: (510) 460-6205
                 with a copy so mailed to:

                          Stroock & Stroock & Lavan
                          Seven Hanover Square
                          New York, New York 10004-9686
                          Attention:  David Kaufman, Esq.
                          Telecopier: (212) 806-6006

                 or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

         (b) if to the Purchaser, at its address or telecopier number as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

         SECTION 9. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

         SECTION 10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent holders of the securities purchased hereunder.

         SECTION 11. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 12. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         SECTION 13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         SECTION 14. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         SECTION 15. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                        KRAUSE'S FURNITURE, INC.



                                        By: _______________________________
                                        Name:  Robert G. Sharpe
                                        Title: Executive Vice President


                                        Print or Type:

                                        Name of Purchaser:


                                        ___________________________________


                                        Name of Individual representing
                                        Purchaser:

                                        ___________________________________

                                        Title of Individual representing
                                        Purchaser:

                                        ___________________________________


                                        Signature by:

                                        Individual representing Purchaser:



                                        ___________________________________

                                        Address: __________________________

                                        Telephone: ________________________

                                        Telecopier: _______________________

                                                                      Appendix I

                            KRAUSE'S FURNITURE, INC.


STOCK CERTIFICATE QUESTIONNAIRE

         Pursuant to Section 3 of the Agreement, please provide us with the following information:

1.       The exact name that your shares of Common Stock are to
         be registered in (this is the name that will appear on
         your stock certificate(s)).  You may use a nominee name
         if appropriate:                                              ______________________

2.       The relationship between the Purchaser of the Common
         Stock and the Registered Holder listed in response to
         item 1 above:                                                ______________________

3.       The mailing address of the Registered Holder listed in
         response to item 1 above:                                    ______________________

                                                                      ______________________

                                                                      ______________________

                                                                      ______________________

4.       The Social Security Number or Tax Identification Number
         of the Registered Holder listed in response to item 1
         above:                                                       ______________________

5. If the Registered Holder is not the same as the Purchaser signing the Agreement, the Purchaser hereby represents and warrants to the Company that the Purchaser has full legal right, power and authority to bind the Registered Holder as the purchaser under the Agreement and to make all representations, warranties, covenants and agreements of the Purchaser on behalf of each Registered Holder listed above including, without limitation, that the Registered Holder is an accredited investor under Rule 501(a) under the Securities Act.

                                                                       Exhibit A


                     AGREEMENT OF CANCELLATION AND EXCHANGE
                           RELATING TO CERTAIN NOTES


         The undersigned, the holder (the "Note Holder") of that certain [DESCRIBE NOTE] (the "Specified Notes"), issued by KRAUSE'S FURNITURE, INC., a Delaware corporation (the "Company"), hereby agrees to the cancellation of the Specified Notes in exchange for _________ shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), and hereby waives and relinquishes all of its respective rights with respect thereto. Concurrently herewith, the Note Holder hereby (i) delivers to the Company (a) an executed Purchase Agreement, dated as of August __, 1996, between the Company and the Note Holder as purchaser, pursuant to which the Company shall issue the Common Stock to the Note Holder in exchange for the cancellation of the Specified Notes and for payment of any interest accrued and payable thereon and (b) for cancellation, the original Specified Notes representing indebtedness in the aggregate principal amount of $___________; and (ii) agrees that the number of shares of Common Stock issued to the Note Holder constitutes full payment for the cancellation of the indebtedness of the Company represented by the Specified Notes and any interest accrued and payable thereon.


[NOTE HOLDER]



By: _________________________________
    Name:
    Title:

Dated:  As of August __, 1996